1725 Eye Street, NW Suite 600 Washington, DC 20006 TEL (202) 336-7700 TOLL (800) 955-9622 FAX (202) 336-7622
March 7, 2007

LaSalle - Asset Backed Securities Trust Group
135 South LaSalle Street, Suite 1635
Chicago, IL 60603

RE: Annual Statement as to Compliance
CSFB Series 2006 C4

Dear Sir/Madam:

In accordance with the Pooling and Servicing Agreement herewith is the Officer's Certificate.

a. A review of the activities of the Master Servicer during the preceding calendar year and of its performance under the Pooling and Servicing Agreement has been made under such officer's supervision.

b. To the best of my knowledge, based on these reviews, the Master Sevicer has fulfilled all obligations under this agreement in all material respects throughout the year.

c. We have received no notice regarding the qualification, or challenging the status, of the Upper-Tier REMIC, the Lower-Tier REMIC as a REMIC or the Grantor Trust as a grantor trust from the IRS or any other governmental agency or body.

Please note that the annual financial statement will be sent under separate cover on or before March 31, 2007.

Sincerely,

/s/ Michelle Connelly

Michelle Connelly
Senior Vice President, Investor Compliance
NCB
NCB, FSB

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